Exhibit 23.3

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

June 2, 2010

Oasis Petroleum Inc.
1001 Fannin Street, Suite 202
Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton, to the inclusion of our estimates of reserves contained in our report entitled “Appraisal Report as of December 31, 2009 on Certain Properties owned by Oasis Petroleum LLC” and to specific references to DeGolyer and MacNaughton as the independent petroleum engineering firm in the Registration Statement on Form S-1 (the Registration Statement) to be filed with the United States Securities and Exchange Commission in April 2010. We further consent to the inclusion of our letter report dated February 23, 2010 as an appendix to the Registration Statement.

Very truly yours,

/s/  DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716